Exhibit 14.1

LML PAYMENT SYSTEMS INC.

CODE OF BUSINESS CONDUCT AND ETHICS

(UPDATED AS OF NOVEMBER 8,  2011)

I.           Purpose and Application.

LML Payment Systems Inc., including its direct and indirect subsidiaries (collectively the “Corporation”), is committed to the highest standards of ethical conduct in our relationships with our clients, suppliers, shareholders, government officials, employees and others.  The Corporation places the highest value on the principles of honesty and integrity in all of its business affairs – our reputation is earned by our conduct.

This Code of Business Conduct and Ethics (this “Code”) sets out the ethical principles and standards of conduct that govern the Corporation and which promote:

a.	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

b.	Full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Corporation and in other public communications made by the Corporation;

c.
The avoidance of conflicts of interests, including disclosure to the appropriate person or persons identified in this Code of any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

d.	Compliance with all applicable governmental laws, rules and regulations;

e.	The prompt internal reporting of Code violations to the appropriate person or persons identified in this Code;

f.	Accountability for adherence to this Code; and

g.	A culture of honesty and accountability.

All directors, officers and employees of the Corporation (each a “Person”) are responsible for complying with all applicable laws and regulations and for knowing and complying with this Code and the other policies of the Corporation. In addition, certain provisions of this Code shall apply specifically to each of the directors and officers of the Corporation, including, but not limited to, the Corporation’s Chief Executive Officer (“CEO”), Chief Financial Officer, Executive Vice Presidents, Corporate Secretary, Chief Accounting Officer or Controller, and all persons performing similar functions (each a “Principal Person”).  This Code does not include all of the policies of the Corporation and is intended to supplement the other policies and procedures of the Corporation that are in effect from time to time.

II.           Fair Dealing and Respect for Employees.

Each Person shall act at all times in good faith, responsibly, with honesty and integrity, and with due care, competence and diligence, without misrepresenting material facts or allowing such Person’s independent judgment to be subordinated.  No Person shall take unfair advantage of anyone else (including any other Person) through manipulation, concealment, abuse of privileged information, misrepresentation of facts, or any other unfair dealing.

One of the Corporation’s most important strengths and assets is its employees.  The Corporation believes in fostering an atmosphere of open communication and candor in the workplace and is committed to fair employment, including equal treatment in hiring, promotion, training, compensation, termination and disciplinary action.  Each Person shall at all times proactively engage in and promote honest and ethical behavior as a responsible partner among peers in the Person’s work environment.  No Person shall tolerate any form of harassment based on (and the law forbids discrimination in employment on the basis of) race, color, religion, gender, national origin, age, disability, veteran status, pregnancy, or sexual orientation.

Unlawful discrimination can expose the Corporation to substantial damages and unfavorable publicity. Moreover, equal employment opportunity law continues to develop rapidly and is administered by a number of different federal and state agencies. Accordingly, it is particularly important that each Person maintain close communication with those who have primary responsibility to keep abreast of current legal developments and the Corporation’s policies in this area.

III.           Conflicts of Interest.

Each Person shall avoid at all times actual or apparent conflicts of interest between personal and professional relationships. A conflict of interest occurs when an individual’s private interest is different from the interests of the Corporation as a whole or gives the appearance of impropriety. Conflict situations include:

•
When a director, officer or employee, or a member of his or her family, will benefit personally from something the director, officer or employee does or fails to do that is not in the best interests of the Corporation;

•	When a director, officer or employee takes actions or has interests that may make it difficult to perform his or her work for the Corporation objectively and effectively; and

•	When a director, officer or employee, or a member of his or her family, receives personal benefits from someone other than the Corporation as a result of his or her position in the Corporation.

Employees are expected to make or participate in business decisions and actions in the course of their employment with the Corporation based on the Corporation’s best interests as a whole and not based on personal relationships or benefits.  Conflicts of interest can compromise employees’ business ethics. Employees are expected to apply sound judgment to avoid conflicts of interest that could negatively affect the Corporation or its business.

In addition, the members of our Board of Directors are expected to disclose to their fellow directors any personal interest they may have in a transaction approved by the Board of Directors and to abstain from participation in any decision in which there is a conflict between their personal interests and the Corporation’s interests.

No Person or any member of their immediate family shall at any time enter into employment positions, consulting arrangements, ownership interests, or other activity that may create any actual or apparent conflict of interest between their personal interests and either (a) the interests of the Corporation, or (b) their ability to perform their duties and responsibilities for the Corporation.

No Person or any member of their immediate family shall solicit or accept any personal benefit from any outside concern from which the Corporation secures goods or services, which is a customer of the Corporation, or which is a competitor of the Corporation, or which is a regulatory agency having jurisdiction over the Corporation, except only loans from financial institutions on the same terms available generally and entertainment appropriate to the business relationship, extended in the ordinary course of business, and not intended to influence the actions of the Person or the Corporation.

No Person or any member of their immediate family shall enter into any contract with the Corporation or any of its affiliates relating to buying, leasing, or selling property or any similar transaction. Each Person shall comply at all times with all conflict of interest policies adopted by the Corporation from time to time.

Each Person shall immediately disclose to the Corporate Compliance Officer of the Corporation any material transaction or relationship that reasonably could be expected to give rise to any conflict of interest, whether real or perceived.

IV.           Company Information and Confidentiality.

Any information disclosed by each Person in performance of their duties shall be full, fair, complete, accurate, objective, relevant, timely, understandable, and not misleading. Each Person shall share at all times important and relevant knowledge (a) with persons to whom such Person reports, and (b) as is appropriate with persons reporting to such Person.

Each Person shall take reasonable measures to protect at all times the confidentiality of non-public information about the Corporation acquired or created in the course of his or her work and to prevent the unauthorized disclosure of such information unless authorized by the Corporation or otherwise required by applicable law or regulation or legal or regulatory process.  The Corporation also receives confidential or proprietary information from others, including vendors and customers, which is subject to similar protection under the Corporation’s agreement with the disclosing party and must be treated with similar care.  Each Person shall ensure that any data or information that is sent outside the Corporation is done using the Corporation’s approved security techniques.  No confidential or proprietary information acquired in the course of work shall be used by any Person for any personal advantage, whether real or perceived. All Persons shall comply with all confidentiality policies adopted by the Corporation from time to time and with all confidentiality provisions in agreements to which they or the Corporation are parties.

The Corporation’s confidential and proprietary information, including its trade secrets, are not always of a technical nature.  Such information can also include business research, new product plans, strategic objectives, any unpublished financial or pricing information, employee, customer and vendor lists and information regarding customer requirements, preferences, business habits and plans.  The Corporation’s confidential and proprietary information also includes information involving its employees, including information relating to employee benefits information, medical and protected health information, compensation and bonus information, performance appraisal and ranking information, information relating to severance agreements and payments or benefits that may be given to departing employees, social security numbers, date of birth, information relating to requests for garnishments, and immigration-related information.

Each Person shall document and report all business and financial transactions in accordance with the Corporation’s internal control procedures. No Person shall create misleading records or falsify or improperly destroy the Corporation documents.

V.           Compliance with Laws, Rules and Regulations (Including Insider Trading Laws).

Each Person shall comply at all times with all applicable federal, state and local governmental laws, rules and regulations, as well as the rules and regulations of other private and public regulatory agencies applicable to the Corporation, including but not limited to regulations promulgated by U.S. government agencies (“U.S. Laws”) and Canadian government agencies (“Canadian Laws” and, together with the U.S. Laws, the “Laws”).

The Laws applicable to the Corporation include, without limitation, Laws covering insider trading, environmental hazards, occupational health and safety, employment discrimination or harassment, bribery and kickbacks, copyrights, trademarks and trade secrets, information privacy, illegal political contributions, antitrust prohibitions, foreign corrupt practices, offering or receiving gratuities, false or misleading financial information or misuse of corporate assets.  Each Person is expected to understand and comply with all Laws that apply to such Person’s job position.  In the event that a Person is ever unsure of any Laws, such Person shall consult with the Corporate Compliance Officer of the Corporation prior to taking any action.

Each Person and every member of his or her immediate family shall not at any time buy or sell any security of the Corporation while aware of any material, non-public information relating to the Corporation or the security.  Each Person and all members of his or her immediate family shall refrain from any trading in any Corporation security during black-out periods and shall comply with all Corporation policies and requirements promulgated by the U.S. Securities and Exchange Commission (the “SEC”) relating to the trading of Corporation securities during non-black-out periods. All Persons shall comply with all Corporation securities trading policies adopted by the Corporation from time to time, including but not limited to the Corporation Insider Trading Policy, as it may be amended or replaced from time to time. In addition, all Persons shall comply with the Corporation’s mandatory pre-clearance procedures, as may be amended or replaced from time to time.

All Persons shall cooperate fully with the people responsible for preparing reports filed with the SEC and the Canadian Securities Administrators and all other materials that are made available to the investing public to make sure those people are aware in a timely manner of all information that might have to be disclosed in those reports or other materials or that might affect the way in which information is disclosed in them.

VI.           Antitrust Laws and Customers, Suppliers and Competitors.

The Corporation recognizes the importance of laws that prohibit restraints of trade, predatory economic activities and unfair or unethical business practices.  The Corporation competes aggressively and legitimately, in full compliance with all antitrust laws.  Antitrust laws are designed to protect competition, and the Corporation expects each Person to adhere to these laws.  Antitrust laws require that there be no agreements or understandings between competitors that affect price, terms and conditions of sale, division of markets, or any other agreements or understandings that would affect competition.  No Person should ever have any discussions with competitors regarding price or any other aspect of competition.  It is a felony to violate antitrust laws, and punishment can result in imprisonment and fines. Violation of antitrust laws can also have a devastating impact to the Corporation’s business.

In addition, no Person should take advantage of any customer, supplier or competitor through manipulation, concealment, abuse of privileged information, misrepresentation or other unfair practices.  In all business dealings with suppliers, customers and competitors, each Person should:

•	Compete vigorously and with integrity.

•	Treat all customers and suppliers honestly, fairly and objectively.

•	Not discuss pricing or any matters affecting pricing with competitors and remove yourself from any such discussions if others start them in your presence.

•	Avoid any unfair or deceptive practice and always present the Corporation’s services and products in an honest and forthright manner.

•	Never criticize a competitor’s product without a good basis for such statements, or act in a manner designed to exclude competitors from the marketplace.

•	Make clear to all suppliers that the Corporation expects them to compete fairly and vigorously for its business, and the Corporation will select its suppliers strictly on merit.

VII.           Intellectual Property.

The Corporation’s intellectual property estate, owned by its subsidiary LML Patent Corp, includes U.S. Patent No. RE40,220, No. 6,354,491, No. 6,283,366, No. 6,164,528, and No. 5,484,988 all of which relate to electronic check processing methods and systems.  In addition, the Corporation’s assets also include other intellectual property in the form of registered trademarks, service marks, copyrighted material and confidential proprietary information such as computer software and source code, trade secrets, client lists, sales data, strategic development papers and documents and business plans.  The development, use and protection of these assets forms an integral part of the Corporation’s continued development and future success and, as such, it is the duty of each Person to protect and preserve the confidentiality of all the Corporation’s intellectual property and proprietary information.  Such information must not be discussed in the presence of unauthorized persons and must not be transmitted in any form to unauthorized persons.  Any Person intending to send any aspect of the Corporation’s intellectual property outside of the Corporation by any means of transmission, must first obtain approval to do so from the CEO.

Any confidential information related to proposed and/or pending transactions with other companies or confidential information regarding other companies may be considered by them to be their intellectual property and is therefore subject to the same confidentiality guidelines outlined above.

VIII.           Corporate Opportunities.

Directors, officers and employees owe a duty to the Corporation to advance its legitimate interests when the opportunity to do so arises. Therefore, no Person shall:

•	take for himself or herself personally any opportunity of which such Person becomes aware, or to which such Person obtains access, through the use of corporate property, information or position;

•
make it possible for someone other than the Corporation to take advantage of an opportunity in any of the Corporation’s areas of business of which such Person becomes aware in the course of such Person’s activities on behalf of the Corporation, unless the Corporation has expressly decided not to attempt to take advantage of the opportunity;

•	otherwise use corporate property, information, or position for personal gain; or

•	compete with the Corporation generally or with regard to specific transactions or opportunities.

IX.           Improper Use of Corporate Funds, Assets and Resources.

Each Person shall be responsible at all times for the proper use of and control over all assets and resources employed or entrusted to such Person.

Each Person shall safeguard against theft, loss or misuse of any and all property of the Corporation in the custody or possession of such Person (including the Corporation’s physical facilities and its equipment, products, computers, software, records, customer information, trade names, trademarks, office supplies and other materials).

The Corporation’s funds, assets and resources are expected to be used only for legitimate business purposes.  In particular, the following uses of corporate funds, assets and/or resources are prohibited:

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Direct or indirect payments, gifts, contributions or offers, or promises of anything of value in the nature of bribes, gratuities, payoffs or kickbacks to domestic or foreign governments, government agencies, business organizations or individuals, or any other effort to obtain favors, including but not limited to inducements to procure orders for the sales of the Corporation’s goods or services. The giving of lawful customer discounts and allowances in the ordinary course of business are not prohibited by this Code provided such discounts and allowances are properly approved and documented.

•
Gifts or gratuities in excess of $50 per individual recipient are prohibited without the express consent of a Person’s immediate supervisor (or in the case of a Principal Person, the approval of a majority of the Board of Directors).

•
Commissions, fees or similar payments which are not reasonably related in value to the services rendered or commissions, fees, or similar payments made in exchange for the services rendered which are illegal, improper or in any manner violate this Code.

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Direct or indirect contributions of money, property or resources to the campaign of a candidate for office in the federal government or in any U.S. or Canadian political party, other than as permitted by law. Since the laws of various states and foreign countries vary as to the legality of corporate political contributions, all requests for such contributions shall be referred to the Corporate Compliance Officer of the Corporation. It is legal and appropriate for individual Persons to make political contributions with such Person’s  personal funds and on such Person’s own behalf; however, such contributions shall not be reimbursed directly or indirectly by the Corporation.

•
Use of assets, funds or resources of the Corporation by Persons or members of their family, which is personal, or not in the furtherance of the business of the Corporation, or payment by the Corporation of personal expenses of Persons or members of their family, without the express consent of such Person’s immediate supervisor (or in the case of a Principal Person, the approval of a majority of the Board of Directors).

The use of brokers, consultants, distributors, and agents to assist or counsel in the procurement of contracts and the payment of reasonable fees for their services are within the bounds of ordinary business practice and are not contrary to this Code. However, such brokers, consultants, distributors and agents must perform a bona fide function and actually render bona fide services for the Corporation. Such individuals are not to be directly or indirectly related to or subject to the control of a customer, prospective customer, or its managing agents or employees.

X.           Email and Internet Usage and Social Media.

Each Person shall take all necessary measures to ensure the security of such Person’s computer and such Person’s computer and voicemail passwords.  Each Person shall ensure that the use of the Corporation’s technological resources by such Person is consistent with all of the Corporation’s policies, including those relating to sexual harassment, privacy, patents, copyrights and trademarks (for example, the use of the Corporation’s technological resources to originate, communicate, transmit, display, store, publish or purposely receive pornographic, obscene, sexually explicit, offensive, hostile, malicious, unlawful or abusive material is expressly prohibited).

The Corporation provides access to the Internet on an as-needed basis.  Access to the Internet and use of the Corporation’s e-mail and voicemail systems by any Person shall be solely for legitimate business use and incidental personal use at reasonable levels.  Access to the Internet by any Person via modem or any networked company computer, other than through Corporation-provided Internet gateways, is prohibited.  The Corporation reserves the right to monitor Internet and e-mail usage and filter or block objectionable content.

All electronic and telephonic systems, along with all data and communications transmitted or received to or by or contained in such electronic or telephonic systems (as well as all written communications), are the property of the Corporation and no Person shall have any right to privacy in any communications, data and/or material created, received or sent on the Corporation’s systems.  To the extent permitted by law, the Corporation has the ability (and reserves the right) to monitor all electronic and telephonic communications, which may also be subject to disclosure to law enforcement or government officials.

The participation by any Person in blogs and social computing are subject to the same principles and guidelines that apply to other activities as set forth in this Code.  Social computing activities include but are not limited to online publishing and discussion, wikis, file-sharing, user-generated video and audio, and social networks.  Each Person is expected to exercise personal responsibility and follow the Corporation’s policies on anti-harassment, ethics, and confidential and proprietary company information regardless of location (i.e. at work on a company computer or on personal time with a home computer).

XI.           Compliance and Enforcement of this Code.

Each Person shall be held accountable to full compliance with this Code. In the event that any Person is determined to have violated this Code, such Person shall be subject to all disciplinary action available, including but not limited to immediate termination of employment by the Corporation for cause and possible legal prosecution.

Any Person, upon receipt of any information of a possible violation of this Code (whether by such Person or any other Person), shall immediately report the same following the procedure set forth in this paragraph. Possible violations may be reported orally or in writing and may be reported anonymously. Failure to report a violation can lead to disciplinary action against the Person who failed to report the violation, which may be as severe as the disciplinary action against the Person who committed the violation. Normally, a possible violation of this Code by a Person other than a Principal Person should be reported to the supervisor of the Person who commits the violation. That supervisor shall inform the Corporate Compliance Officer and the CEO of such report. However, such Person may choose in his or her sole discretion to report any possible violation of this Code directly to the Corporate Compliance Officer and the CEO.  All reports of a possible violation of this Code by a Principal Person should be reported directly to the Chairman of the Audit Committee. If a Person believes that in a particular situation it would not be appropriate to report a possible violation to the Corporate Compliance Officer, the CEO or Chairman of the Audit Committee, as the case may be, then such Person may report the possible violation to any other officer or director of the Corporation to whom such Person believes it would be appropriate to report the possible violation.

The identity of the Person who reports a possible violation of this Code by another Person will be kept confidential, except to the extent that the reporting Person consents to be identified or the identification of such reporting Person is required by law.  The Corporation will not allow retaliation against any Person who, in good faith, seeks help or reports known or suspected violations.  It is a serious violation of Corporation policy for any Corporation manager or supervisor to initiate or permit reprisal action against any Person who in good faith reports known or suspected violations of law or corporate policies.  Any reprisal or retaliation against a Person because the Person, in good faith, sought help or filed a report will be subject to disciplinary action, including potential termination of employment.

This Code is not intended to be a comprehensive rulebook and cannot address every situation a Person may face. If a Person feels uncomfortable about a situation, has any doubts about whether it is consistent with the Corporation’s ethical standards or has any doubts as to the scope or applicability of this Code to such situation, then the matter shall be reviewed in advance with the manager or supervisor who has the overall responsibility for the operation in which the question arises, or if the request comes from a Principal Person, the matter shall be reviewed in advance with the Chairman of the Audit Committee. Any manager or supervisor receiving such a request shall refer the matter in writing to an immediate supervisor or the Corporate Compliance Officer of the Corporation. The Person making the request shall be advised what action, if any, is appropriate under the circumstances.

Each Principal Person shall execute this Code annually at or prior to the annual meeting of shareholders of the Corporation.

XII.           Financial, Accounting and Auditing Records.

All Principal Persons of the Corporation have a special responsibility to protect and preserve the interests of the Corporation's shareholders, clients, employees and other corporate stakeholders and to promote a culture within the entire Corporation that ensures full, true, timely and complete reporting of the Corporation’s financial results and condition.  In recognition of this fact, all Principal Persons as well as all members of the Accounting Department will:

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Display and promote the highest standards of honesty, integrity and ethical conduct, act in good faith with due care, competence and diligence and employ their independent judgment in the performance of their professional duties;

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Ensure full, fair, complete, accurate, objective, timely, and understandable disclosure of the Corporation’s financial and operating condition to shareholders, regulatory bodies, employees and the general public and in reports and documents that the Corporation files with, or submits to, the SEC and other regulators, without knowingly misrepresenting material facts in the making of those disclosures;

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Avoid taking any direct or indirect action to fraudulently influence, coerce, manipulate or mislead the Corporation’s independent public auditors for the purpose of rendering the financial statements of the Corporation misleading;

•
Avoid and prohibit the existence of all actual or potential conflicts between what is in the best interest of the Corporation and what is in their own personal interest, as well as eliminate the appearance of any such conflicts;

•	Prohibit loans by the Corporation to any executive officer or director of the Corporation;

•	Protect confidential Corporation information from unauthorized disclosure and ensure that such information is used only for legitimate business purposes;

•	Safeguard the Corporation’s assets from use in illegal or unethical activities;

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Ensure that all business transactions are properly authorized and recorded in a timely and accurate manner on the Corporation's official books and records in accordance with the International Financial Reporting Standards as issued by the International Accounting Standards Board and/or U.S. Generally Accepted Accounting Principles, as applicable, and established internal controls policies and procedures;

•	Follow all established internal controls policies and procedures in the retention and disposal of the Corporation’s records;

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Maintain compliance with all applicable federal, state and local laws and applicable rules and regulations issued by appropriate private and public regulatory agencies including, but not limited to, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; all other existing and future securities legislation; and all applicable corporate governance and other requirements of the Securities and Exchange Commission and The Nasdaq Stock Market, Inc.; and

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Report to the Chairman of the Audit Committee any information regarding (i) significant deficiencies in the design or operation of internal controls which could adversely affect the Corporation’s ability to record, process, summarize and report financial data, or (ii) any fraud, whether or not material, that involves management or other Persons who have a significant role in the Corporation’s financial reporting, disclosures or internal controls.

XIII.           Change in or Waiver of this Code.

Any waiver of any provision of this Code must be approved:

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With regard to any Principal Person, by the Board of Directors, or if a significant number of its members will be personally affected by the waiver, by a committee of the Board of Directors consisting entirely of directors who will not be personally affected by the waiver; and

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With regard to any employee who is not a Principal Person, by the CEO of the Corporation or any other person designated by the CEO to waive such provisions, with a report thereof provided to the Board of Directors at their next regularly scheduled meeting.

No waiver of any provision of this Code with respect to a Principal Person will be effective until that waiver has been reported to the person responsible for the preparation and filing of the Corporation’ reports on Form 8-K (or any successor to that form) in sufficient detail to enable that person to prepare a report on Form 8-K containing any required disclosure with regard to the waiver. The Corporation will promptly disclose on Form 8-K, by means of the filing of such form and dissemination on the Corporation webpage at www.lmlpayment.com or by other electronic means as required by the SEC, any change in or waiver of this Code.

Any change in or waiver of provisions of this Code will be reported in filings with the SEC and otherwise reported to the Corporation’s shareholders to the full extent required by the applicable rules of the SEC and The Nasdaq Stock Market, Inc. (or by any applicable rules of any other securities exchange or securities quotation system on which the Corporation’s securities are listed or quoted from time to time).

XIV.           Certification of Compliance with this Code.

Each Person shall acknowledge and certify such Person’s ongoing compliance with this Code by signing the attached certificate of compliance and returning it to such Person’s manager or designated human resources professional.  This Code will be published and made available to all employees and the public.  It is the Corporation’s intention that this Code be its written code of ethics under Section 406 of the Sarbanes-Oxley Act of 2002.

Personal Commitment to the LML Payment Systems Inc. Code of Business Conduct and Ethics

I acknowledge that I have received and read the LML Payment Systems Inc. Code of Business Conduct and Ethics and understand my obligations as an employee, officer, or director to comply with the Code of Business Conduct and Ethics.

I understand that my agreement to comply with the Code of Business Conduct and Ethics does not constitute a contract of employment.

Please sign here:                                                                           Date:

Please print your name:

This signed and completed form must be returned to your manager or designated human resources professional.